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                                                                    Exhibit 99.1




                  Analyst Contact:          Media Contact:
                  Robert J. Gagalis         Patti Powers
                  (603) 929-3493            (603) 929-3377


WHEELABRATOR TECHNOLOGIES INC. RECEIVES PROPOSAL FROM WASTE MANAGEMENT, INC. FOR ACQUISITION OF PUBLIC SHARES


Hampton, New Hampshire, June 20, 1997 -- Wheelabrator Technologies Inc. today announced that its parent company, Waste Management, Inc., has offered to acquire all of the outstanding publicly held Wheelabrator shares that Waste Management does not already own.

Under the proposal, holders of Wheelabrator shares would receive $15.00 for each share of Wheelabrator common stock held. The consideration represents an approximately 15 percent premium to the closing price of $13.00 of Wheelabrator common stock on the New York Stock Exchange on June 19, 1997. Waste Management owns approximately 67 percent of Wheelabrator's 157 million outstanding shares.

Wheelabrator management indicated that it expects the Company's Board of Directors to appoint a special committee of independent directors to which the proposal would be referred. The Waste Management proposal would be subject to the approval of both the special committee and holders of a majority of Wheelabrator outstanding shares other than shares held by Waste Management. The special committee is expected to engage the services of a law firm as its independent counsel and to select an investment banking firm to advise it on the proposal.

Wheelabrator Technologies is an environmental services company primarily engaged in the ownership and operation of trash-to-energy, waste-fuel-powered independent power and biosolids management facilities.

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